Demand Note
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$11,033,333.34  July 24, 2000

           FOR VALUE RECEIVED, the undersigned, Lee M. Vogel, Richard L. Finn, and C. John Malacarne, as trustees of the Issue Trust for Lee M. Vogel created by agreement dated December 18, 1997 (collectively, "Maker"), hereby promise to pay to the order of Joseph R. Bixby, as trustee of the Joseph R. Bixby Revocable Trust created by agreement dated December 18, 1997 ("Payee"), the principal sum of $11,033,333.34 on demand by Payee or, if demand is not sooner made by Payee, on or before December 31, 2019, together with interest on the unpaid balance thereof from the date hereof until maturity at the rate herein provided.

           Interest on the principal balance hereof shall accrue at a variable rate, compounded monthly, equal to the lesser of (i) the Applicable Federal Rate (as hereinafter defined) or (ii) the maximum nonusurious interest rate as in effect from time to time which may be charged, contracted for, received or collected by Payee in connection with the transactions contemplated by and evidenced in this note and all documents executed in connection herewith (the "Highest Lawful Rate").

           The term "Applicable Federal Rate" as used herein shall mean the applicable federal short-term rate for monthly compounding promulgated each month by the U.S. Treasury Secretary pursuant to section 1274(d) of the Internal Revenue Code of 1986, as amended (the "Code"), automatically fluctuating upward and downward each month (without special notice to the Maker or any other person) as required under section 7872(f) of the Code in order to prevent the indebtedness evidenced by this note from being deemed a "below market loan" under section 7872(e) of the Code.

           Interest on this note shall be due and payable as it accrues on the last day of each calendar year, commencing with the first payment of accrued interest on December 31, 2000, and continuing through and including maturity. All payments and prepayments made in accordance with this note shall be applied first to payment of accrued and unpaid interest and then to payment of unpaid principal amounts outstanding hereunder.

           Maker may from time to time prepay all or any portion of the outstanding balance of this note on any Business Day without penalty or premium. As used herein, a "Business Day" shall mean any day other than a Saturday, Sunday or other day on which banks in Missouri are permitted or required by law to be closed. All payments and prepayments made in accordance with this note in respect of principal and interest on this note are to be made in lawful money of the United States of America no later than 12 o'clock noon, central time, in same day funds, at 3520 Broadway, P. O. Box 419139, Kansas City, MO 64141, or such other place as the holder hereof shall designate in writing to Maker. Maker shall have no right to reborrow under this note any amounts paid or prepaid in respect of principal or interest on this note.

           If any payment or prepayment of principal or interest on this note shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall in such case be included in computing interest in connection with such payment.

           In addition to all principal and accrued interest on this note, Maker agrees to pay (a) all reasonable costs and expenses incurred by all owners and holders of this note in collecting this note through any probate, reorganization, bankruptcy or any other proceeding and (b) reasonable attorneys' fees when and if this note is placed in the hands of an attorney for collection after demand.

           All agreements between Maker and Payee, whether now existing or hereafter arising and whether written or oral, are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of demand being made on this note or otherwise, shall the amount paid, or agreed to be paid, to Payee for the use, forbearance, or detention of the money evidenced by this note or otherwise or for the payment or performance of any covenant or obligation contained in this note or any other document, agreement or instrument executed in connection with or given as security for this note, exceed the Highest Lawful Rate. If, as a result of any circumstances whatsoever, fulfillment of any provision hereof or of any of such documents, at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by applicable usury law, then, ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity, and if, from any such

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circumstance, Payee shall ever receive interest or anything which might be deemed interest under applicable law which would exceed the Highest Lawful Rate, such amount which would be excessive interest shall be applied to the reduction of the principal amount owing on account of this note or the amounts owing on other obligations of Maker to Payee and not to the payment of interest, or if such excessive interest exceeds the unpaid principal balance of this note and the amounts owing on other obligations of Maker to Payee, as the case may be, such excess shall be refunded to Maker. In determining whether or not the interest paid or payable under any specific contingencies exceeds the Highest Lawful Rate, Maker and Payee shall, to the maximum extent permitted under applicable law, (a) characterize any nonprincipal payment as an expense, fee or premium rather than as interest; (b) exclude voluntary prepayments and the effects thereof; and (c) amortize, prorate, allocate and spread in equal parts during the period of the full stated term of this note, all interest at any time contracted for, charged, received or reserved in connection with the indebtedness evidenced by this note.

           Maker and any and all endorsers, guarantors and sureties severally waive grace, presentment for payment, notice of dishonor, notice of intent to accelerate, notice of acceleration, protest and notice of protest and diligence in collecting and bringing of suit against any party hereto, and agree to all modifications, renewals, extensions, substitutions or replacements hereof or partial payments hereon and to any release or substitution of security, if any, hereof, in whole or in part, with or without notice, before or after maturity. This note may be transferred by Payee, and the rights and privileges of Payee under this note shall inure to the benefit of Payee's representatives, successors and assigns.

           This note is secured by and entitled to the benefits of that certain Security Agreement of even date herewith executed by Maker for the benefit of Payee (the "Security Agreement"). Notwithstanding that Maker may be in strict compliance with its covenants and obligations under this note and the Security Agreement including, without limitation, having timely made all payments of accrued interest hereon, Maker hereby acknowledges and agrees that Payee or any other owner and holder of this note may, at any time, and in his, her or its sole and absolute discretion, demand payment in full of the principal amount of this note and all accrued and unpaid interest hereon, whereupon all unpaid principal and accrued interest hereof shall forthwith become immediately due and payable, without notice of intent to accelerate, notice of acceleration, presentment, other demand, protest or other notice of any kind to Maker, all of which are expressly waived.

           THIS NOTE SHALL BE DEEMED TO BE A CONTRACT UNDER THE LAWS OF THE STATE OF MISSOURI AND FOR ALL PURPOSES SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF SAID STATE AND APPLICABLE FEDERAL LAWS. Maker further agrees that the consideration furnished to Maker is related solely to business, commercial, investment or other similar purposes and not personal, family or agricultural purposes.

           THIS WRITTEN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

              /s/ Lee M. Vogel, Trustee of the Issue Trust for Lee M. Vogel
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              Lee M. Vogel, Trustee of the GST Trust for Lee M. Vogel
              Date:7/24/00

              /s/ Richard L. Finn, Trustee of the Issue Trust for Lee M. Vogel
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              Richard L. Finn, Trustee of the GST Trust for Lee M. Vogel
              Date:7/24/00

              /s/ C. John Malacarne, Trustee of the Issue Trust for Lee M. Vogel
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              C. John Malacarne, Trustee of the GST Trust for Lee M. Vogel
              Date:7/24/00